Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 Media@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Third Quarter 2018 Net Income of $232 million
Total Auto Originations of $7.6 Billion Increased 52% YoY; Santander Holdings USA Terminated 2015 Written Agreement, Company Executes On Previously Announced Share Repurchase Plan and Declares $0.20 Per Share Cash Dividend

Dallas, TX (October 31, 2018) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for the third quarter ended September 30, 2018 (“Q3 2018”) of $232 million, or $0.64 per diluted common share.

The Company has declared a cash dividend of $0.20 per share, to be paid on November 15, 2018, to shareholders of record as of the close of business on November 10, 20181.

Management Quotes

“Our performance in the third quarter demonstrates the continued strength in our business,” said Scott Powell, SC President and CEO, who is also CEO of Santander US. “Earnings increased 17 percent versus the third quarter of 2017, with significant originations growth. We fully launched our program to originate SC auto loans at Santander Bank, creating value for both entities and for Fiat Chrysler. Santander Holdings USA terminated its 2015 Written Agreement with the Federal Reserve, which is among the most significant milestones we've reached in resolving our legacy regulatory challenges.”

Juan Carlos Alvarez, SC Chief Financial Officer, added, “As seasonal pressures increase in the second half of the year, our credit performance remains stable and originations are solid. During the third quarter we began to execute on our previously announced inaugural share repurchase plan, targeting a more efficient capital base, and remaining focused on expense management and more efficient funding.”

Q3 2018 Highlights (variances compared to the third quarter of 2017 (“Q3 2017”), unless otherwise noted):

•	Total auto originations of $7.6 billion, up 52%

◦	Core retail auto loan originations of $2.3 billion, up 49%

◦	Chrysler Capital loan originations of $2.4 billion, up 34%

◦	Chrysler Capital lease originations of $2.9 billion, up 73%

◦	Chrysler average quarterly penetration rate of 31%, up from 21% during the same quarter last year

•	Full roll-out of Santander Bank, N.A. program in July leading to $685 million in originations

•	Net finance and other interest income of $1.1 billion, up 5%

•	Retail Installment Contract “RIC” gross charge-off ratio of 17.6% down 60 basis points

◦	RIC net charge-off ratio of 8.8%, down 50 basis points

◦	Auction-plus recovery rate of 50.0%, up 120 basis points

•	59-plus Delinquency ratio of 5.5%, down 30 basis points

•	Troubled Debt Restructuring (“TDR”) balance of $5.8 billion, down $339 million vs. June 30, 2018

•	Return on average assets of 2.2%, up from 2.0%

•	Issued $4.5 billion in asset-backed securities “ABS”

•	Expense ratio of 2.1%, down from 2.4%

•	Common equity tier 1 (“CET1”) ratio of 16.4% down from 16.9% vs. June 30, 2018

Net finance and other interest income increased 5 percent to $1.14 billion in Q3 2018 from $1.09 billion in Q3 2017, primarily driven by higher lease income partially offset by higher interest expenses.

Servicing fee income decreased 8 percent to $26 million in Q3 2018, from $29 million in Q3 2017, driven by lower serviced for others balances. SC's serviced for others portfolio of $9.2 billion as of Q3 2018 decreased 8 percent from $10.0 billion the prior year quarter.

RIC delinquency ratio3 of 5.5 percent in Q3 2018 decreased compared to 5.8 percent in Q3 2017.

RIC net charge-off ratio4 decreased to 8.8 percent in Q3 2018 from 9.3 percent in Q3 2017. Provision for credit losses of $598 million in Q3 2018 were up from $571 million the prior year quarter.
Allowance ratio5 decreased 40 basis points, to 11.7 percent at the end of Q3 2018, from 12.1 percent at the end of Q2 2018.

Recorded net investment losses of $87 million in Q3 2018, compared to net investment losses of $53 million in Q3 2017, which during Q3 2017 included a pretax gain of $36 million from the sale of the majority of the Company's legacy RV/Marine portfolio. The current period losses were primarily driven by held for sale accounting for SC's personal lending portfolio6.

During Q3 2018 SC incurred $272 million of operating expenses, down 9 percent from $298 million in Q3 2017. SC's expense ratio of 2.1 percent for the quarter, was down compared to 2.4 percent during the same period last year.

Correction of Immaterial Errors In Prior Period Financial Statements

In connection with preparing its financial statements for the quarter ended September 30, 2018, the Company identified and corrected two immaterial errors. To correct the errors, the Company prepared its consolidated financial statements as of and for the period ended September 30, 2018, on a consolidated basis and revised its consolidated financial statements as of and for the period ended September 30, 2017. The matters giving rise to the corrections are summarized below:

•
For core retail auto loans originated after January 1, 2017, as previously disclosed, the Company had determined past due status using a 90% required minimum payment threshold, while continuing to use a 50% threshold to report past due status on core retail auto loans originated prior to that date. In Q3 2018, the Company determined that historically a 90% required minimum payment threshold should be used for all loans and our prior reporting was in error. Therefore, the consolidated financial statements and related delinquency disclosures have been corrected to be on that basis.

•
On January 1, 2017, as previously disclosed, the Company prospectively began classifying as nonaccrual loans (1) any loans designated as TDRs and 60+ days past due at the time of a TDR and (2) any loans less than 60 days past due at the time of TDR event that had a third instance of deferral. These TDR loans were also placed on a cost recovery basis from that time forward and not returned to accrual status until there was sustained evidence of collectability. In Q3 2018, the Company determined the changes in both nonaccrual designation and cost recovery basis were in error and, in turn, has corrected the error by reversing the impacts of the change going back to January 1, 2017.

A Financial Supplement aggregating all revised financials is available in the Investor Relations section of the Company's website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the “Q3 2018 SC Earnings Conference Call.”

*Prior periods have been revised according to the 8-K filed on October 31, 2018. See Financial Supplement on the SC Investor Relations website for further details.
1The timing and amount of any capital actions will depend on various factors, including the business plans and financial performance of both SC and SHUSA, as well as market conditions, and any SC capital distribution is subject to approval of the Company's and SHUSA's respective boards of directors.
2Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
3Delinquency ratio is defined as the ratio of end of period delinquent principal over 59 days to end of period gross balance of the respective portfolio, excludes capital leases.
4Net charge-off ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.
5Ratio for allowance for credit losses excludes end of period balances on purchased receivables portfolio of $33 million and finance receivables and personal loans held for sale of $0.9 billion.
6The current period losses were primarily driven by $87 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, comprised of $100 million in customer default activity, partially offset by a $13 million increase in market discount, consistent with typical seasonal patterns.

Conference Call Information
SC will host a conference call and webcast to discuss its Q3 2018 results and other general matters at 9:00 a.m. Eastern Time on Wednesday, October 31, 2018. The conference call will be accessible by dialing 866-548-4713 (U.S. domestic), or 323-794-2093 (international), conference ID 9871011. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q3 2018 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 9871011, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal control over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has an average managed asset portfolio of approximately $52 billion (as of September 30, 2018), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Third Quarter 2018

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017 (As Revised)
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$81,435	$527,805
Finance receivables held for sale, net	933,380	2,210,421
Finance receivables held for investment, net	24,839,583	22,394,286
Restricted cash	2,130,130	2,553,902
Accrued interest receivable	304,538	340,618
Leased vehicles, net	13,183,793	10,160,327
Furniture and equipment, net	62,852	69,609
Federal, state and other income taxes receivable	99,308	95,060
Related party taxes receivable	467	467
Goodwill	74,056	74,056
Intangible assets	32,177	29,734
Due from affiliates	9,814	33,270
Other assets	1,055,422	913,244
Total assets	$42,806,955	$39,402,799
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$5,632,053	$4,848,316
Notes payable — secured structured financings	24,867,297	22,557,895
Notes payable — related party	3,003,529	3,754,223
Accrued interest payable	44,555	38,529
Accounts payable and accrued expenses	453,834	429,531
Deferred tax liabilities, net	1,138,088	892,415
Due to affiliates	69,804	82,382
Other liabilities	456,580	333,806
Total liabilities	$35,665,740	$32,937,097

Equity:
Common stock, $0.01 par value	3,593	3,605
Additional paid-in capital	1,647,738	1,681,558
Accumulated other comprehensive income, net	56,601	44,262
Retained earnings	5,433,283	4,736,277
Total stockholders’ equity	$7,141,215	$6,465,702
Total liabilities and equity	$42,806,955	$39,402,799

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017 (As Revised)	2018	2017 (As Revised)
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,227,129	$1,218,299	$3,606,675	$3,680,533
Leased vehicle income	583,097	457,932	1,625,272	1,305,429
Other finance and interest income	8,522	6,385	24,153	15,415
Total finance and other interest income	1,818,748	1,682,616	5,256,100	5,001,377
Interest expense	285,583	250,674	800,564	711,134
Leased vehicle expense	389,076	339,581	1,108,094	927,976
Net finance and other interest income	1,144,089	1,092,361	3,347,442	3,362,267
Provision for credit losses	597,914	571,012	1,514,799	1,765,518
Net finance and other interest income after provision for credit losses	546,175	521,349	1,832,643	1,596,749
Profit sharing	1,652	5,945	18,882	22,333
Net finance and other interest income after provision for credit losses and profit sharing	544,523	515,404	1,813,761	1,574,416
Investment losses, net	(86,320)	(52,592)	(255,474)	(228,513)
Servicing fee income	26,409	28,673	80,129	92,310
Fees, commissions, and other	84,552	82,866	247,423	275,025
Total other income	24,641	58,947	72,078	138,822
Compensation expense	119,722	134,169	360,325	398,325
Repossession expense	62,189	66,877	197,930	205,445
Other operating costs	90,431	96,857	278,949	281,626
Total operating expenses	272,342	297,903	837,204	885,396
Income before income taxes	296,822	276,448	1,048,635	827,842
Income tax expense	64,874	77,879	237,047	232,484
Net income	$231,948	$198,569	$811,588	$595,358

Net income per common share (basic)	$0.64	$0.55	$2.25	$1.66
Net income per common share (diluted)	$0.64	$0.55	$2.24	$1.65
Dividend declared per common share	$0.20	$—	$0.30	$—
Weighted average common shares (basic)	360,725,330	359,619,083	360,898,973	359,397,063
Weighted average common shares (diluted)	361,445,223	360,460,353	361,714,123	360,069,449

Table 3: Other Financial Information

	Three Months Ended September 30,		Nine Months Ended September 30,
Ratios (Unaudited, Dollars in thousands)	2018	2017 (As Revised)	2018	2017 (As Revised)
Yield on individually acquired retail installment contracts	16.3%	16.0%	16.1%	16.0%
Yield on purchased receivables portfolios	23.2%	17.4%	25.1%	20.1%
Yield on receivables from dealers	3.4%	6.0%	3.3%	5.7%
Yield on personal loans (1)	24.9%	24.4%	24.6%	24.9%
Yield on earning assets (2)	13.3%	13.3%	13.3%	13.5%
Cost of debt (3)	3.5%	3.2%	3.3%	3.0%
Net interest margin (4)	10.6%	10.8%	10.7%	11.2%
Expense ratio (5)	2.1%	2.4%	2.2%	2.3%
Return on average assets (6)	2.2%	2.0%	2.6%	2.0%
Return on average equity (7)	13.1%	13.8%	15.8%	14.4%
Net charge-off ratio on individually acquired retail installment contracts (8)	8.8%	9.3%	7.7%	8.6%
Net charge-off ratio on purchased receivables portfolios (8)	(3.9)%	2.6%	(4.7)%	1.2%
Net charge-off ratio on personal loans (8)	9.3%	67.2%	37.8%	62.7%
Net charge-off ratio (8)	8.8%	9.3%	7.7%	8.6%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	5.5%	5.8%	5.5%	5.8%
Delinquency ratio on personal loans, end of period (9)	13.3%	13.8%	13.3%	13.8%
Delinquency ratio on loans held for investment, end of period (9)	5.5%	5.8%	5.5%	5.8%
Allowance ratio (10)	11.7%	13.0%	11.7%	13.0%
Common stock dividend payout ratio (11)	31.3%	—	13.3%	—
Common Equity Tier 1 capital ratio (12)	16.4%	15.1%	16.4%	15.1%
Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$613,210	$623,631	$1,560,144	$1,745,287
Charge-offs, net of recoveries, on purchased receivables portfolios	(331)	769	(1,324)	1,541
Charge-offs, net of recoveries, on personal loans	84	1,771	1,348	6,550
Charge-offs, net of recoveries, on capital leases	227	1,193	939	3,785
Total charge-offs, net of recoveries	$613,190	$627,364	$1,561,107	$1,757,163
End of period delinquent principal over 59 days, individually acquired retail installment contracts held for investment	1,560,736	1,537,373	1,560,736	1,537,373
End of period delinquent principal over 59 days, personal loans	177,916	183,919	177,916	183,919
End of period delinquent principal over 59 days, loans held for investment	1,562,486	1,541,123	1,562,486	1,541,123
End of period assets covered by allowance for credit losses	28,281,165	26,389,583	28,281,165	26,389,583
End of period gross individually acquired retail installment contracts held for investment	28,243,007	26,342,678	28,243,007	26,342,678
End of period gross personal loans	1,336,664	1,337,114	1,336,664	1,337,114
End of period gross finance receivables and loans held for investment	28,293,857	26,416,774	28,293,857	26,416,774
End of period gross finance receivables, loans, and leases held for investment	42,700,297	37,439,821	42,700,297	37,439,821
Average gross individually acquired retail installment contracts held for investment	27,919,080	26,784,161	26,928,172	26,998,499
Average gross personal loans held for investment	3,623	10,549	4,761	13,935
Average gross individually acquired retail installment contracts held for investment and held for sale	$28,060,492	$28,165,822	$27,615,084	$28,204,075
Average gross purchased receivables portfolios	34,059	120,245	37,545	176,792
Average gross receivables from dealers	15,070	53,715	15,363	63,401
Average gross personal loans	1,350,852	1,367,445	1,398,555	1,419,223
Average gross capital leases	20,034	22,544	21,183	26,415
Average gross finance receivables and loans	$29,480,507	$29,729,771	$29,087,730	$29,889,906
Average gross operating leases	13,607,010	10,710,941	12,458,508	10,257,752
Average gross finance receivables, loans, and leases	43,087,517	40,440,712	41,546,238	40,147,658
Average managed assets	52,472,270	50,019,800	50,594,560	50,576,757
Average total assets	41,985,751	39,476,811	40,900,603	39,172,967
Average debt	32,706,778	31,554,026	32,002,094	31,538,355
Average total equity	7,105,340	5,751,987	6,845,767	5,530,123

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio. Effective as of September 30, 2016, the Company records the charge-off activity for certain personal loans within the provision for credit losses due to the reclassification of these loans from held for sale to held for investment.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders.

(12)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for individually acquired retail installment contracts for the three and nine months ended September 30, 2018 and 2017 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended September 30, 2018		Three Months Ended September 30, 2017 (As Revised)
	Retail Installment Contracts Acquired Individually		Retail Installment Contracts Acquired Individually
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$1,651,714	$1,664,222	$1,771,309	$1,704,496
Provision for credit losses	380,496	217,447	140,315	429,677
Charge-offs	(701,393)	(524,429)	(711,495)	(507,066)
Recoveries	410,044	202,568	399,522	195,407
Balance — end of period	$1,740,861	$1,559,808	$1,599,651	$1,822,514

	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017 (As Revised)
	Retail Installment Contracts Acquired Individually		Retail Installment Contracts Acquired Individually
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$1,540,315	$1,804,132	$1,799,760	$1,611,295
Provision for credit losses	930,595	585,771	671,471	1,084,926
Charge-offs	(1,962,220)	(1,484,482)	(2,105,835)	(1,459,239)
Recoveries	1,232,171	654,387	1,234,255	585,532
Balance — end of period	$1,740,861	$1,559,808	$1,599,651	$1,822,514

A summary of delinquencies of our individually acquired retail installment contracts as of September 30, 2018 and December 31, 2017 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Principal	September 30, 2018[1]		December 31, 2017(As Revised)[1]
Principal 30-59 days past due	$2,975,844	10.5%	$2,953,203	11.4%
Delinquent principal over 59 days[2]	1,560,736	5.5%	1,642,934	6.3%
Total delinquent contracts	$4,536,580	16.0%	$4,596,137	17.8%

Within the total delinquent principal above, retail installment contracts acquired individually held for investment that were placed on nonaccrual status, as of September 30, 2018 and December 31, 2017 (Unaudited, Dollar amounts in thousands):

Nonaccrual Principal	September 30, 2018[1]		December 31, 2017(As Revised)[1]
Non-TDR	$701,017	2.5%	$691,256	2.7%
TDR	725,202	2.6%	806,938	3.1%
Total nonaccrual principal	$1,426,219	5.0%	$1,498,194	5.8%

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of September 30, 2018 and December 31, 2017 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	September 30, 2018	December 31, 2017 (As Revised)
TDR - Unpaid principal balance	$5,759,094	$6,314,035
TDR - Impairment	1,559,808	1,804,132
TDR - Allowance ratio	27.1%	28.6%

Non-TDR - Unpaid principal balance	$22,483,913	$19,679,082
Non-TDR - Allowance	1,740,862	1,540,315
Non-TDR Allowance ratio	7.7%	7.8%

Total - Unpaid principal balance	$28,243,007	$25,993,117
Total - Allowance	3,300,670	3,344,447
Total - Allowance ratio	11.7%	12.9%

1Percent of unpaid principal balance.
2Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations
The Company's originations of individually acquired loans and leases, including revolving loans, average APR, and discount were as follows:

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017	June 30, 2018
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$4,014,963	$2,570,228	$11,756,642	$8,619,961	$4,630,704
Average APR	17.3%	16.1%	17.4%	17.2%	16.8%
Average FICO® (a)	596	605	595	591	602
Discount	0.3%	1.2%	0.3%	0.8%	0.004%

Personal loans (b)	325,120	309,779	938,536	948,544	340,088
Average APR	28.8%	25.7%	29.4%	25.7%	27.1%

Leased vehicles	2,890,841	1,665,776	7,616,498	4,693,392	2,632,052

Capital lease	2,633	2,477	7,088	$4,655	$2,058
Total originations retained	$7,233,557	$4,548,260	$20,318,764	$14,266,552	$7,604,902

Sold Originations (c)
Retail installment contracts	$—	$757,720	$1,826,411	$2,550,065	$683,935
Average APR	—%	6.0%	7.3%	6.2%	7.6%
Average FICO® (d)	—	729	727	727	726
Total originations sold	$—	$757,720	$1,826,411	$2,550,065	$683,935

Total originations (e)	$7,233,557	$5,305,980	$22,145,175	$16,816,617	$8,288,837

(a)
Unpaid principal balance excluded from the weighted average FICO score is $744 million, $311 million, $1.5 billion, $1.2 billion, and $594 million for the three months ended September 30, 2018 and 2017, the nine months ended September 30, 2018 and 2017, and the three months ended June 30, 2018, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $80 million, $37 million, $147 million, $95 million, and $77 million, respectively, were commercial loans.

(b)
Effective as of three months ended December 31, 2017, the Company revised its approach to define origination volumes for Personal Loans to include new originations, gross of paydowns and charge-offs, related to customers who took additional advances on existing accounts (including capitalized late fees, interest and other charges), and newly opened accounts. In the prior periods, the Company reported net balance increases on personal loans as origination volume. Included in the total origination volume is $71 million , $61 million, $155 million, $132 million, and $58 million for the three months ended September 30, 2018 and 2017, the nine months ended September 30, 2018 and 2017, and the three months ended June 30, 2018, respectively, related to newly opened accounts.

(c)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(d)
Unpaid principal balance excluded from the weighted average FICO score is zero, $93 million, $144 million, $319 million, and $54 million for the three months ended September 30, 2018 and 2017, the nine months ended September 30, 2018 and 2017, and the three months ended June 30, 2018, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, zero, $26 million, $76 million, $102 million, and $67 million, respectively, were commercial loans.

(e)	Total originations excludes finance receivables (UPB) of $74,086 purchased from a third party lender during the three months ended September 30, 2018

SBNA Originations Program
Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. During the three and nine months ended September 30, 2018, the Company facilitated the purchase of $685 million and $738 million of retail installment contacts, respectively.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$274,609	$1,482,134	$2,905,922	$2,979,033
Average APR	7.5%	6.2%	7.2%	6.2%
Average FICO®	727	716	726	721

Total asset sales	$274,609	$1,482,134	$2,905,922	$2,979,033

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of September 30, 2018, and December 31, 2017, are as follows:

	September 30, 2018	December 31, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts (a)	$28,275,649	$26,036,361
Average APR	16.8%	16.5%
Discount	0.9%	1.5%

Personal loans	$3,266	$6,887
Average APR	31.7%	31.8%

Receivables from dealers	$14,942	$15,787
Average APR	4.1%	4.2%

Leased vehicles	$14,386,490	$11,175,602

Capital leases	$19,950	$22,857

(a) Revised for December 31, 2017

Table 8: Reconciliation of Non-GAAP Measures

	September 30, 2018	September 30, 2017 (As Revised)
	(Unaudited, Dollar amounts in thousands)
Total equity	$7,141,215	$5,873,102
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	162,643	172,502
Deduct: Accumulated other comprehensive income (loss), net	56,601	27,481
Tier 1 common capital	$6,921,971	$5,673,119
Risk weighted assets (a)	$42,256,218	$37,609,878
Common Equity Tier 1 capital ratio (b)	16.4%	15.1%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.